Press Release

Contact Information:

For Immediate Release	Mark W. Peterson
Senior Vice President and Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Fourth Quarter and Full Fiscal Year 2012 Results
Call scheduled for Thursday, May 10, 2012 at 10:00 a.m. Eastern Time
MILWAUKEE, WI -
May 9, 2012. Rexnord Corporation (NYSE: RXN) announces its results for the fourth quarter and fiscal year ended March 31, 2012.
Initial Public Offering:
During the fourth quarter, we completed our initial public offering ("IPO") of Rexnord Corporation and our common stock began trading on March 29, 2012 on the NYSE under the symbol RXN. The IPO, which closed on April 3, 2012, resulted in the sale of approximately 27.2 million new shares or 29% of the total common shares outstanding. Upon closing, we received net proceeds of $462.0 million that were primarily utilized to redeem $300.0 million of our outstanding 11.75% senior subordinated notes and pay other fees and expenses. Since this transaction did not close prior to our fiscal year-end, the resulting share issuance and subsequent use of proceeds have not been reflected in our fiscal 2012 financial statements.
Fourth Quarter Highlights:

•	Net sales increased 19% over the prior year to $546 million (+10% core growth, +10% acquisition, -1% divestiture).

•	Net income was $9 million and adjusted net income was $25 million.

•	Adjusted EBITDA grew 26% to $113 million and increased 110 basis points to 20.7% of sales compared to last year.

•	Diluted earnings per share was $0.12 and adjusted earnings per share was $0.35.

•
During the fourth quarter, we refinanced our existing credit facility with $950 million of new term loans (maturing April 2018) and a $180 million un-drawn revolver (maturing March 2017). Proceeds from this refinancing were utilized to extinguish all existing indebtedness under our prior credit facility as well as repay outstanding borrowings under our accounts receivable securitization program. Effective April 18, 2012, our revolver was increased to $265 million through $85 million of incremental lender commitments.

Fiscal 2012 Highlights:

•	Net sales increased 16% over the prior year to $1,970 million (+10% core growth, +6% acquisition, +1% foreign currency translation, -1% divestiture).

•	Net income was $30 million and adjusted net income was $69 million.

•	Adjusted EBITDA increased 15% to $387 million or 19.7% of sales.

•	Diluted earnings per share was $0.42 and adjusted earnings per share was $0.96.

•
Free cash flow was $81 million and included $5 million of incremental interest costs associated with out credit facility refinancing. Excluding these costs, free cash flow was 125% of our adjusted net income.

•
Our cash balance and total liquidity (cash plus available borrowings) was $298 million and $533 million at March 31, 2012, respectively. Pro-forma for completion of the IPO (including the subsequent use of proceeds to redeem $300.0 of senior subordinated notes and payment of various expenses) and the $85 million revolver increase, we entered Fiscal 2013 with $737 million of total liquidity and net debt leverage of 4.2x compared to 5.7x at March 31, 2011 based on a trailing twelve month pro-forma adjusted EBITDA of $401 million (see the supplementary pro-forma calculations of net debt leverage and liquidity contained within this press release).

“We're pleased with the strong finish to our fiscal 2012. Over the past year, we have continued to accelerate our progress in driving core growth initiatives and expanding in emerging markets while driving customer satisfaction through operational excellence. We are excited about the long-term prospects for Rexnord and we look forward to creating value for our shareholders as we move forward.” commented Todd A. Adams, President and Chief Executive Officer.

Fourth Quarter 2012 Segment Highlights
Process & Motion Control
Process & Motion Control ("PMC") net sales increased 11% (+14% core growth, -2% divestiture, -1% foreign currency translation) to $365 million in the quarter. The core sales growth of 14% in the quarter was driven by continued solid demand and market share gains across the majority of our served global markets.
PMC Adjusted EBITDA grew 25% to $96 million, or 26.2% of sales, compared to $77 million, or 23.4% of sales, in the prior year fourth quarter. The year-over-year improvement in Adjusted EBITDA and Adjusted EBITDA margins is primarily driven by productivity gains and operating leverage on higher year-over-year sales volume net of investment in new product development and global growth capabilities.
Water Management
Water Management net sales in the fourth quarter increased 37% (+1% core growth, +36% acquisition) over the prior year to $181 million. The core sales growth of 1% was driven by the impact of market share gains and increased alternative market sales, which was partially offset by lower shipments to the North American municipal water markets.
Water Management Adjusted EBITDA in the fourth quarter was $25 million, or 14.0% of sales, an increase of 210 basis points over our fiscal 2012 third quarter margin and compared to $24 million, or 17.8% of sales, in the prior year fourth quarter. Fiscal 2012 Adjusted EBITDA margins were adversely impacted by lower profitability of certain long-lead time projects within the North American municipal water markets, short-term facility consolidation costs as well as the mix impact of the VAG acquisition.
Fiscal 2013 Outlook and Guidance
As a public company, we will be providing annual guidance and will update the annual guidance quarterly. Our guidance excludes the impact of any future acquisition or divestiture transactions, future restructuring actions or future other non-recurring costs. Based on our current outlook, we anticipate net sales to be in the range of $2.120 billion to $2.165 billion, Adjusted EBITDA to be in the range of $435 million to $450 million and free cash flow to exceed adjusted net income. We will provide additional details during our earnings call.

Non-GAAP Financial Measures
The following non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of non-GAAP financial measures presented above to our GAAP results has been provided in the financial tables included in this press release.
Core Sales Growth
Core sales growth excludes the impact of acquisitions, divestitures and foreign currency translation. Management believes that core sales growth facilitates easier comparisons of our net sales performance with prior and future periods and to our peers. We exclude the effect of acquisitions because the nature, size and number of acquisitions can vary dramatically from period to period and between us and our peers, and can also obscure underlying business trends and make comparisons of long-term performance difficult. We exclude the effect of foreign currency translation from this measure because the volatility of currency translation is not under management's control.
Adjusted Net Income and Adjusted Earnings Per Share
Adjusted net income and adjusted earnings per share (calculated on a diluted basis) exclude actuarial gains and losses on pension and postretirement benefit obligations, restructuring and other similar costs, gains or losses on divestitures and / or the extinguishment of debt, the impact of inventory fair value adjustments in connection with purchase accounting, and other non-operational, non-cash or non-recurring losses, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share is based on a transaction specific basis. We believe that adjusted net income and adjusted earnings per share are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations.
EBITDA
EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.
Adjusted EBITDA
“Adjusted EBITDA” is defined in our senior secured credit facilities as net income, adjusted for the items summarized in the table below. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facilities may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA below, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA (which includes a full pro-forma last-twelve-month impact of acquisitions), or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.
Free Cash Flow
We define Free Cash Flow as cash flow from operations less capital expenditures and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

About Rexnord
Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,400 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.
Conference Call Details
Rexnord will hold a conference call and web presentation on Thursday, May 10, 2012 at 10:00 a.m. Eastern Time to discuss its fourth quarter and full fiscal year 2012 results and provide a general business update. Rexnord President and CEO, Todd Adams, and Senior Vice President and CFO, Mark Peterson, will co-host the call and web presentation. The conference call can be accessed via telephone as follows:
Domestic toll-free #: 877-681-3370
International toll #: 719-325-2450
Access Code: 5060428
The web presentation can be accessed via the following web link:
Meeting URL: http://www.livemeeting.com/cc/visioncastconferencing/join
Meeting ID: w5060428
Entry Code: A506042
If you are unable to participate during the live teleconference, a replay of the conference call will be available from 1:00 p.m. Eastern Time, May 10, 2012 until 1:00 p.m. Eastern Time, May 24, 2012. To access the replay, please dial 888-203-1112 (domestic) or 719-457-0820 (international) with access code 5060428.
Cautionary Statement on Forward-Looking Statements
Information in this release may involve guidance, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to "Risk Factors" in the Company's form of prospectus dated March 28, 2012, as filed with the Securities and Exchange Commission on March 30, 2012 as well as the Company's annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

Rexnord Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except share and per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net sales	$545.8	$460.2	$1,969.6	$1,699.6
Cost of sales	344.8	295.8	1,276.1	1,102.8
Gross profit	201.0	164.4	693.5	596.8
Selling, general and administrative expenses	113.1	91.9	389.4	329.1
Restructuring and other similar costs	8.7	—	11.4	—
Amortization of intangible assets	13.3	12.2	50.9	48.6
Income from operations	65.9	60.3	241.8	219.1
Non-operating (expense) income:
Interest expense, net	(43.9)	(44.1)	(176.2)	(180.8)
Loss on the extinguishment of debt	(10.0)	—	(10.7)	(100.8)
Gain (loss) on divestiture	0.5	—	(6.4)	—
Other (expense) income, net	3.7	3.9	(7.1)	1.1
Income (loss) before income taxes	16.2	20.1	41.4	(61.4)
Provision (benefit) for income taxes	$7.6	$17.4	$11.5	$(10.1)
Net Income (loss)	$8.6	$2.7	$29.9	$(51.3)

Net (loss) income per share:
Basic	$0.13	$0.04	$0.45	$(0.77)
Diluted	$0.12	$0.04	$0.42	$(0.77)

Weighted-average number of shares outstanding (in thousands) (1):
Basic	66,828	66,720	66,751	66,757
Effect of dilutive stock options	5,411	3,817	5,314	—
Diluted	72,239	70,537	72,065	66,757

(1)
The IPO of the Company's common stock closed on April 3, 2012. Therefore, the common stock issued in connection with the IPO is not included in the outstanding shares as of March 31, 2012 or any prior date.

Rexnord Corporation and Subsidiaries
Consolidated Balance Sheets
(in Millions, except share amounts)

		March 31, 2012	March 31, 2011

Assets
Current assets:
Cash and cash equivalents		$298.0	$391.0
Receivables, net		342.0	270.1
Inventories, net		322.8	283.8
Other current assets		55.5	36.5
Total current assets		1,018.3	981.4
Property, plant and equipment, net		419.2	358.4
Intangible assets, net		647.1	644.7
Goodwill		1,114.7	1,016.2
Insurance for asbestos claims		42.0	65.0
Pension assets		—	4.6
Other assets		49.6	29.4
Total assets		$3,290.9	$3,099.7
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt		$10.3	$104.2
Trade payables		220.6	181.7
Compensation and benefits		62.1	67.9
Current portion of pension and postretirement benefit obligations		6.3	6.1
Interest payable		49.9	51.8
Other current liabilities		118.1	86.1
Total current liabilities		467.3	497.8

Long-term debt		2,413.4	2,209.9
Pension and postretirement benefit obligations		160.5	113.2
Deferred income taxes		245.7	254.9
Reserve for asbestos claims		42.0	65.0
Other liabilities		42.8	47.1
Total liabilities		3,371.7	3,187.9

Stockholders’ deficit:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; shares issued: 67,741,271 at March 31, 2012 and 67,622,349 at March 31, 2011		0.7	0.7
Additional paid-in capital		298.6	292.8
Retained deficit		(361.6)	(391.5)
Accumulated other comprehensive (loss) income		(11.3)	16.1
Treasury stock at cost, 900,904 shares at March 31, 2012 and March 31, 2011		(6.3)	(6.3)
Total stockholders’ deficit		(79.9)	(88.2)
Non-controlling interest		$(0.9)	$—
Total stockholders' deficit		$(80.8)	$(88.2)
Total liabilities and stockholders’ deficit		$3,290.9	$3,099.7

Rexnord Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(in Millions)

	Fiscal Year Ended
	March 31, 2012	March 31, 2011
Operating activities
Net income (loss)	$29.9	$(51.3)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	63.5	57.5
Amortization of intangible assets	50.9	48.6
Amortization of deferred financing costs	7.8	7.9
Deferred income taxes	(21.8)	(22.9)
Loss on dispositions of property, plant and equipment	1.2	1.7
Equity in earnings of unconsolidated affiliates	—	(4.1)
Non-cash loss on divestiture	4.5	—
Non-cash restructuring charges	4.6	—
Other non-cash (credits) charges	14.8	1.4
Loss on debt extinguishment	10.7	100.8
Stock-based compensation expense	3.7	5.6
Interest expense converted to long-term debt	—	6.6
Changes in operating assets and liabilities:
Receivables	(33.7)	(30.4)
Inventories	(2.1)	(2.9)
Other assets	(12.5)	(3.5)
Accounts payable	22.5	43.0
Accruals and other	(4.7)	6.5
Cash provided by operating activities	139.3	164.5
Investing activities
Expenditures for property, plant and equipment	(58.5)	(37.6)
Acquisitions, net of cash acquired	(256.8)	1.2
Loan receivable for financing under New Market Tax Credit incentive program	(17.9)	—
Proceeds from dispositions of property, plant and equipment	5.6	—
Proceeds from divestiture, net of transaction costs	3.4	—
Proceeds from sale of unconsolidated affiliate	—	0.9
Cash used for investing activities	(324.2)	(35.5)
Financing activities
Proceeds from borrowings of long-term debt	937.2	1,145.0
Repayments of long-term debt	(762.0)	(1,071.1)
Proceeds from borrowings of short-term debt	10.7	2.0
Repayments of short-term debt	(105.0)	(2.8)
Proceeds from financing under New Market Tax Credit incentive program	23.4	—
Payment of deferred financing fees	(13.2)	(14.6)
Payment of tender premium	—	(63.5)
Excess tax benefit on exercise of stock options	—	0.5
Sale (purchase) of common stock	2.1	(1.0)
Net payments from issuance of common stock and stock options exercises	—	(1.4)
Cash provided by (used for) by financing activities	93.2	(6.9)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	5.0
(Decrease) increase in cash and cash equivalents	(93.0)	127.1
Cash and cash equivalents at beginning of period	391.0	263.9
Cash and cash equivalents at end of period	$298.0	$391.0

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fourth Quarter
(in millions, except share and per share amounts)
(Unaudited)

	Quarter Ended
EBITDA and Adjusted EBITDA	March 31, 2012	March 31, 2011
Net income	$8.6	$2.7
Interest expense, net	43.9	44.1
Income tax provision	7.6	17.4
Depreciation and amortization	30.6	26.5
EBITDA	$90.7	$90.7

Adjustments to EBITDA
Actuarial loss on pension and postretirement benefit obligation	$9.1	$—
Restructuring and other similar costs	8.7	—
Gain on divestiture	(0.5)	—
Loss on extinguishment of debt	10.0	—
Stock option expense	1.0	1.5
LIFO (income) expense	(2.1)	1.9
Other income, net (1)	(3.7)	(3.9)
Subtotal of adjustments to EBITDA	$22.5	$(0.5)
Adjusted EBITDA	$113.2	$90.2

	Quarter Ended
Adjusted Net Income and Earnings Per Share	March 31, 2012	March 31, 2011
Net income	$8.6	$2.7
Actuarial loss on pension and postretirement benefit obligation	9.1	—
Restructuring and other similar costs	8.7	—
Gain on divestiture	(0.5)	—
Loss on extinguishment of debt	10.0	—
Stock option expense	1.0	1.5
LIFO (income) expense	(2.1)	1.9
Other income, net (1)	(3.7)	(3.9)
Tax effect on above items	(5.7)	0.7
Adjusted net income	$25.4	$2.9

Weighted-average number of shares outstanding - diluted (in thousands)	72,239	70,537
Adjusted net income per share - diluted	$0.35	$0.04
Net income per share - diluted (in accordance with GAAP)	$0.12	$0.04

(1)
Other income, net for the quarter ended March 31, 2012, consists of management fee expense of $0.8 million, foreign currency transaction gains of $2.8 million and other miscellaneous income of $1.7 million. Other income, net for the quarter ended March 31, 2011, consists of management fee expense of $0.7 million, loss on the sale of fixed assets of $0.3 million and foreign currency transaction gains of $4.9 million.

Rexnord Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
Fiscal Year
(in millions, except share and per share amounts)
(Unaudited)

	Fiscal Year Ended
EBITDA and Adjusted EBITDA	March 31, 2012	March 31, 2011
Net income (loss)	$29.9	$(51.3)
Interest expense, net	176.2	180.8
Income tax provision (benefit)	11.5	(10.1)
Depreciation and amortization	114.4	106.1
EBITDA	$332.0	$225.5

Adjustments to EBITDA
Actuarial loss on pension and postretirement benefit obligation	$9.1	$—
Restructuring and other similar costs	11.4	—
Loss of divestiture	6.4
Loss on extinguishment of debt	10.7	100.8
Stock option expense	3.7	5.6
Impact of inventory fair value adjustment	4.2	—
LIFO expense	2.8	4.9
Other expense (income), net (1)	7.1	(1.1)
Subtotal of adjustments to EBITDA	55.4	110.2
Adjusted EBITDA	$387.4	$335.7

	Fiscal Year Ended
Adjusted Net Income and Earnings Per Share	March 31, 2012	March 31, 2011
Net income (loss)	$29.9	$(51.3)
Actuarial loss on pension and postretirement benefit obligation	9.1	—
Restructuring and other similar costs	11.4	—
Loss on divestiture	6.4	—
Loss on extinguishment of debt	10.7	100.8
Stock option expense	3.7	5.6
Impact of inventory fair value adjustment	4.2	—
LIFO expense	2.8	4.9
Other expense (income), net (1)	7.1	(1.1)
Tax effect on above items	(16.1)	(40.6)
Adjusted net income	$69.2	$18.3

Weighted-average number of shares outstanding - diluted (in thousands)	72,065	70,070
Adjusted net income per share - diluted	$0.96	$0.26
Net income per share - diluted (in accordance with GAAP)	$0.42	$(0.77)

(1)
Other expense, net for the year ended March 31, 2012 consisted of consists of management fee expense of $3.0 million, foreign currency transaction losses of $5.2 million and other miscellaneous income of $1.1 million. Other income, net for the year ended March 31, 2011, consists of management fee expense of $3.0 million, income in unconsolidated affiliates of $4.1 million (including a $3.4 million gain recorded as a result of our step acquisition of 100% of the voting shares in Mecánica Falk on August 31, 2010), foreign currency transaction gains of $1.5 million and other miscellaneous expenses of $1.5 million.

Rexnord Corporation and Subsidiaries
Supplemental Calculations of Net Debt Leverage and Liquidity
(dollars in millions)

Pro-forma Net Debt Leverage Calculation:
Debt (1)	$2,405.8
Less: redemption of 11.75% senior subordinated notes	(300.0)
Adjusted debt	$2,105.8

Cash	$298.0
Plus: Proceeds from offering, net of underwriter commissions and discounts	462.0
Less:
Redemption of 11.75% senior subordinated notes (including tender premium and accrued interest)	(325.0)
Payment to terminate Apollo management agreement	(15.0)
Other offering expenses	(2.6)
Resulting net proceeds from IPO	$119.4
Adjusted cash	$417.4

Pro-forma net debt	$1,688.4
Pro-forma EBITDA (2)	$400.6
Pro-forma net debt leverage	4.2x

(1) Reported debt has been adjusted for the impact of an $18 million New Market Tax Credit note receivable (recorded within other assets on our consolidated balance sheet), which partially offsets a corresponding $23 million note payable related to this incentive program.
(2) Includes a pro-forma adjustment to include the Adjusted EBITDA related to the acquisition of VAG for the period from April 1, 2011 through October 10, 2011 as permitted by our senior secured credit facilities and indentures that govern our notes.

Pro-forma Liquidity Calculation:
Actual liquidity at March 31, 2012	$533.0
Resulting net proceeds from IPO	119.4
Increase in revolver capacity	85.0
Pro-forma liquidity at March 31, 2012	$737.4

Rexnord Corporation and Subsidiaries
Supplemental Data
(in millions)
(Unaudited)

	Fiscal 2012
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$331.2	$317.0	$323.0	$364.9	$1,336.1
Water Management	145.0	138.2	169.4	180.9	633.5
Corporate	—	—	—	—	—
Total	$476.2	$455.2	$492.4	$545.8	$1,969.6

Adjusted EBITDA
Process & Motion Control	$72.0	$74.1	$76.6	$95.7	$318.4
Water Management	27.8	22.9	20.2	25.4	96.3
Corporate	(6.2)	(6.1)	(7.1)	(7.9)	(27.3)
Total	$93.6	$90.9	$89.7	$113.2	$387.4

Adjusted EBITDA %
Process & Motion Control	21.7%	23.4%	23.7%	26.2%	23.8%
Water Management	19.2%	16.6%	11.9%	14.0%	15.2%
Total (including Corporate)	19.7%	20.0%	18.2%	20.7%	19.7%

	Fiscal 2011
	Q1	Q2	Q3	Q4	Total
Net sales
Process & Motion Control	$265.5	$282.1	$299.6	$327.9	$1,175.1
Water Management	141.8	130.2	120.2	132.3	524.5
Corporate	—	—	—	—	—
Total	$407.3	$412.3	$419.8	$460.2	$1,699.6

Adjusted EBITDA
Process & Motion Control	$55.6	$63.1	$67.4	$76.8	$262.9
Water Management	30.2	25.6	20.8	23.5	100.1
Corporate	(5.6)	(5.7)	(5.9)	(10.1)	(27.3)
Total	$80.2	$83.0	$82.3	$90.2	$335.7

Adjusted EBITDA %
Process & Motion Control	20.9%	22.4%	22.5%	23.4%	22.4%
Water Management	21.3%	19.7%	17.3%	17.8%	19.1%
Total (including Corporate)	19.7%	20.1%	19.6%	19.6%	19.8%